Exhibit 99.(a)(1)(i)

OFFER TO PURCHASE

AMERICAN FINANCIAL REALTY TRUST

Offer to Purchase for Cash

any and all of its outstanding

4.375% Convertible Senior Notes due 2024

(CUSIP No. 02607PAB3)

The Offer for the Notes (as defined below) will expire at 12:00 midnight, New York City time, on March 28, 2008, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”).  Holders may withdraw tendered Notes at any time prior to the Expiration Date.

American Financial Realty Trust, a Maryland real estate investment trust (“we,” “us,” or “our” or the “Company”), hereby offers to purchase (the “Offer”) for cash, upon the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), any and all of the Company’s outstanding 4.375% Convertible Senior Notes due 2024 (the “Notes”) from each registered holder of such Notes (each, a “Holder” and collectively, the “Holders”).

The consideration for each $1,000 principal amount of Notes tendered and accepted for purchase pursuant to this Offer shall be $1,000.00, plus accrued and unpaid interest to, but not including, the applicable Payment Date (as defined below) (collectively, the “Purchase Price”).

The Company is a party to the Agreement and Plan of Merger, dated as of November 2, 2007 (the “Merger Agreement”), with First States Group, L.P., its operating partnership, and Gramercy Capital Corp. (“Gramercy”), GKK Capital LP, GKK Stars Acquisition LLC, GKK Stars Acquisition Corp. and GKK Stars Acquisition LP.  Pursuant to the Merger Agreement, GKK Stars Acquisition Corp. will merge (the “Merger”) with and into the Company, with the Company surviving as an indirect subsidiary of Gramercy.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for payment, and to pay for, Notes validly tendered in response to the Offer is subject to the satisfaction or waiver of certain conditions, including the closing of the transactions contemplated by the Merger Agreement (the “Merger Condition”).  See “The Offer — Conditions of the Offer.”

Tenders of Notes by guaranteed delivery procedures are not permitted.

If you do not tender your Notes, and we consummate the Offer, your Notes will remain outstanding and you will be subject to the terms of the Indenture relating to the Notes, as supplemented in accordance with its terms.   See “Certain Considerations.”

See “Certain Considerations” and “Certain U.S. Federal Income Tax Consequences” for discussions of certain factors that should be considered carefully in evaluating the Offer.

NONE OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES IN RESPONSE TO THE OFFER.  EACH HOLDER SHOULD MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS NOTES AND

IF SO, THE PRINCIPAL AMOUNT OF THE NOTES AS TO WHICH SUCH ACTION IS TO BE TAKEN.

March 3, 2008

IMPORTANT NOTICEs	1

SUMMARY	3

QuESTIONS AND ANSWERS	6

AVAILABLE INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE	10

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	11

The Company	12

Purpose of the Offer	12

THE MERGER	12

Sources and Amount of Funds	12

Certain Considerations	13

The Offer	14

Description of Notes	22

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	23

Market and Trading Information	26

Depositary	26

INFORMATION AGENT	27

MISCELLANEOUS	27

i

IMPORTANT NOTICES

Any Holder desiring to tender Notes should either (i) in the case of a beneficial owner who holds Notes in book-entry form, instruct such beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction on behalf of such beneficial owner, and to transmit an Agent’s Message in connection with tenders of Notes made through ATOP (as defined below) or (ii) in the case of a Holder that holds physical certificates evidencing such Notes, complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have the signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal) and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes being tendered and any other required documents, to Deutsche Bank Trust Company Americas, as Depositary (the “Depositary”), at its address set forth on the back cover of this Offer to Purchase.  See “The Offer — Procedures for Tendering Notes.”  Notes may only be tendered in denominations of $1,000 principal amount and integral multiples thereof.

Participants in The Depository Trust Company (“DTC”) that hold Notes on behalf of beneficial owners of Notes must tender their Notes through the DTC Automated Tender Offer Program (“ATOP”). To effect such a tender, participants should transmit their acceptance through ATOP and follow the procedure for book-entry transfer set forth in “The Offer — Procedures for Tendering Notes — Book-Entry Transfer.” A beneficial owner of Notes that are held of record by a broker, dealer, commercial bank, trust company or other nominee must instruct such broker, dealer, commercial bank, trust company or other nominee to tender the Notes on the beneficial owner’s behalf should such beneficial owner wish to participate in the Offer.  See “The Offer — Procedures for Tendering Notes.”

Tenders of Notes may be withdrawn at any time at or prior to the Expiration Date, but not thereafter except to the extent the Notes have not been accepted for payment by April 28, 2008 by the Company.  For a withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Offer — Withdrawal of Tenders.”

If the Company makes a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional offering materials and extend the Offer to the extent required by law.   See “The Offer — Withdrawal of Tenders.”

Questions and requests for assistance may be directed to Global Bondholders Services Corporation (the “Information Agent”), at its address and telephone numbers set forth on the back cover of this Offer to Purchase.  Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent.  Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold Notes with questions and requests for assistance.

YOU SHOULD READ THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CAREFULLY BEFORE MAKING A DECISION TO TENDER YOUR NOTES.

This Offer to Purchase does not constitute an offer to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or “blue sky” laws.  The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time subsequent to the date of this Offer to Purchase or that there has been no change in the information set forth in this Offer to Purchase or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date of this Offer to Purchase.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representations must not be relied upon as having been authorized.

THIS OFFER TO PURCHASE HAS NOT BEEN REVIEWED BY ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

SUMMARY

This Offer to Purchase contains important information that should be read carefully before any decision is made to tender Notes in response to the Offer.  The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase. Capitalized terms used but not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

Company	American Financial Realty Trust, a Maryland real estate investment trust.

Notes

4.375% Convertible Senior Notes due 2024 (CUSIP No. 02607PAB3) issued pursuant to the Indenture, dated as of July 9, 2004, between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the First Supplemental Indenture, dated as of October 1, 2004, and the Second Supplemental Indenture, dated as of December 29, 2004 (as supplemented, the “Indenture”)

Offer	The Company is offering to purchase for cash any and all of the outstanding Notes upon the terms and subject to the conditions set forth in this Offer to Purchase.

Expiration Date	The Offer will expire at 12:00 midnight, New York City time, on March 28, 2008, unless extended or earlier terminated by the Company.

Purchase Price	The purchase price for each $1,000 principal amount of Notes is $1,000.00 plus accrued and unpaid interest to, but not including, the Payment Date.

Purpose of the Offer	The purpose of the Offer is to acquire any and all of the outstanding Notes identified above.

Conditions of the Offer

The Offer is conditioned upon, among other things, satisfaction of the Merger Condition and the other conditions set forth under “The Offer — Conditions of the Offer.”  The Offer is not conditioned upon the tender of a minimum amount of Notes and is not subject to a financing condition.

Acceptance for Payment and Payment for Notes

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Date.  Payment of the Purchase Price for those Notes validly tendered and accepted for payment is expected to be made promptly following the acceptance of the Notes by the Company pursuant to the Offer (the date of such acceptance, which the Company anticipates to be the closing date of the Merger, the “Payment Date”).  See “The Offer — Acceptance of Notes for Purchase; Payment for Notes.”

Withdrawal of Tenders

Tenders of Notes may be validly withdrawn at any time prior to the Expiration Date, but not thereafter (except to the extent the Notes have not been accepted for payment by April 28, 2008), by following the procedures set forth in “The Offer — Withdrawal of Tenders.”  Tenders of Notes may be validly withdrawn if the Offer is terminated without any

Notes being purchased.  If the Offer is terminated by the Company, the Notes tendered in response to the Offer will be promptly returned to the tendering Holders without any payment being delivered in exchange therefor.  See “The Offer — Withdrawal of Tenders.”

Procedures for Tendering Notes

See “The Offer—Procedures for Tendering Notes.”  Tenders of Notes by guaranteed delivery procedures are not permitted. For further information, contact the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Repurchase Rights as a Result of the Merger

Completion of the Merger will constitute a change in control under the Indenture (a “Change in Control”).  As a result, the Company will be required, within 30 days after completion of the Merger, to offer to repurchase (the “Change in Control Repurchase Offer”) all of the Notes at a cash price equal to 100% of the aggregate principal amount of the Notes to be purchased plus accrued and unpaid interest to, but not including, the repurchase date (the “Change in Control Repurchase Date”), the same terms being offered pursuant to this Offer to Purchase.  The Change in Control Repurchase Date is required to occur no less than 45 days and no more than 60 days after the commencement of the Change in Control Repurchase Offer.

To the extent that all of the Notes are not tendered in response to the Offer, Gramercy has advised the Company that it intends to cause the Company  to commence the Change in Control Repurchase Offer as soon as reasonably practicable following the Expiration Date.

Conversion Right as a Result of the Merger

As a result of the Change in Control anticipated to occur in connection with the closing of the Merger, Holders will have certain conversion rights with respect to the Notes from the date of the Merger is completed until the Change in Control Repurchase Date.

Each $1,000 principal amount of Notes will be convertible into the type and amount of Merger Consideration that a holder of 56.6572 common shares of beneficial interest, par value $0.001 per share, of the Company (“Company Common Shares”) (based on the conversion rate currently in effect) would receive as if the Holder of such Notes had converted its Notes into Company Common Shares immediately prior to the effective time of the Merger.  As a result of an election previously made by the Company in accordance with the terms of the Indenture, only cash is payable with respect to the Company’s conversion obligations under the Indenture.  Accordingly, following the closing of the Merger, if a Holder elected to exercise its conversion rights under the Indenture, such Holder would receive, upon conversion of the Notes, the cash value of the Merger Consideration as of the closing date of the Merger and no shares of Gramercy common stock would be issued.  Because the final amount of the Merger Consideration will not be fixed until the closing of the Merger, the actual amount to be received by Holders that convert their Notes is not yet known.  Based upon the closing price of Gramercy common stock on

November 2, 2007, the date of the Merger Agreement was executed, the cash amount to be paid to Holders that elect to exercise their conversion rights following the Merger would be $491.31 per $1,000 principal amount of Notes.  Based upon the closing price of Gramercy common stock on February 29, 2008, the last trading day prior to the commencement of the Offer, the cash amount to be paid to Holders that elected to exercise their conversion rights following the Merger would be $465.33 per $1,000 principal amount of Notes.

Certain U.S. Federal Income Tax Consequences	For a discussion of certain U.S. federal income tax considerations of the Offer applicable to Holders, see “Certain U.S. Federal Income Tax Consequences.”

Sources and Amounts of Funds	For a discussion of the sources and amount of funds that will be used to pay the Purchase Price to tendering Holders, see “Sources and Amounts of Funds.”

Depositary	Deutsche Bank Trust Company Americas.

Information Agent	Global Bondholder Services Corporation.

Trustee	Deutsche Bank Trust Company Americas.

Assistance; Further Information; Additional Documentation

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent at the telephone number set forth on the back cover of this Offer to Purchase.  Requests for copies of the Indenture may also be directed to the Information Agent.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

QUESTIONS AND ANSWERS

The following are answers to some of the questions that you, as a Holder, may have about the Offer.  We urge you to carefully read the remainder of this Offer to Purchase, the Letter of Transmittal and the other documents that are incorporated into this document by reference because the information in this section is not complete.  Additional important information is contained in the remainder of this document and the other documents delivered to you with this Offer to Purchase.

Who is Offering to Purchase the Notes?

American Financial Realty Trust, a Maryland real estate investment trust, is offering to purchase the Notes.

What Class of Securities is the Subject of the Offer?

The Company is offering to acquire any and all of its outstanding 4.375% Convertible Senior Notes due 2024.   As of February 29, 2008, there were $450,000,000 in aggregate principal amount of the Notes outstanding.

Why is the Company Making the Offer?

The principal purpose of the Offer is to acquire any and all of the outstanding Notes.

How Much is the Company Offering to Pay for the Notes?

We are offering to pay $1,000.00 in cash plus accrued and unpaid interest to, but not including, the Payment Date, for each $1,000 principal amount of Notes tendered and accepted for purchase pursuant to this Offer.  Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary.

When Does the Offer Expire?

You have until 12:00 midnight, New York City time, on March 28, 2008, to tender your Notes in response to the Offer, unless we choose to extend the Offer.  If we extend the Offer, we will make a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.  See “The Offer — Expiration Date; Extension; Amendment; Termination.”

What is the Process for Tendering Notes?

There are three ways to tender your Notes, depending upon the manner in which you hold your Notes:

•                                          If your Notes are held of record by DTC, you may tender them through ATOP.

•                                          If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•                                          If your Notes are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) deliver the certificates for the tendered Notes to the Depositary.

Tenders of Notes by guaranteed delivery are not permitted.  Holders of Notes must timely tender their Notes in accordance with the procedures set forth in this Offer to Purchase for Notes to be validly tendered.  You should read the section titled “The Offer — Procedures for Tendering Notes” for more information on how to tender your Notes.

Can I Withdraw Notes I Tender?

Yes. You may withdraw your tendered Notes at any time prior to the Expiration Date and thereafter only to the extent the Notes are not accepted by us for payment by April 28, 2008.  To withdraw your tender, please follow the instructions under “The Offer — Withdrawal of Tenders.” No Purchase Price will be paid in respect of Notes validly withdrawn.  See “The Offer — Expiration Date; Extension; Amendment; Termination.”

How Do I Withdraw Previously Tendered Notes?

To withdraw your previously tendered Notes, you must deliver a written or facsimile transmission (or a properly transmitted “Request Message” through ATOP) notice of withdrawal with the required information to the Depositary on the address on the back cover of this Offer to Purchase before your right to withdraw has expired.  You may not rescind a withdrawal of tendered Notes.  However, you may re-tender your Notes by again following the tender procedures set forth in this Offer to Purchase; provided a valid tender of Notes is received prior to the Expiration Date.  You should read the section titled “The Offer — Withdrawal of Tenders” for more information on how to withdraw previously tendered Notes.

What are the Significant Conditions to the Offer?

The Offer is conditioned upon, among other things, satisfaction of the Merger Condition and the other conditions set forth under “The Offer — Conditions of the Offer.”  The Offer is not conditioned upon the tender of a minimum amount of Notes and is not subject to a financing condition.

How Many Notes Will the Company Purchase?

We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Notes that are validly tendered in response to this Offer to Purchase and not properly withdrawn prior to the Expiration Date.

When Will I Receive Payment for Tendered Notes?

Subject to the satisfaction or waiver of the conditions to the Offer including the Merger Condition, we will pay for tendered Notes in cash promptly following the Expiration Date.

May the Offer be Extended, Amended or Terminated and Under What Circumstances?

We may extend the Offer if we are required to do so under the terms of the Indenture or by applicable law, or if we otherwise elect to do so.  To the extent we are legally permitted to do so, we may amend the Offer in any respect at any time in our sole discretion.  We may terminate the Offer under certain circumstances.  You should read the section titled “The Offer — Expiration Date; Extension; Amendment; Termination” for more information.

How Will Holders of Notes  be Notified if the Tender Offer is Extended?

If we extend the Offer, we will notify you as promptly as practicable  by a public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date.  Without limiting the manner in which we may choose to make  any public announcement, we have no obligation to publish, advertise or  otherwise communicate any public announcement other than by issuing a press release.  You should read the section titled “The Offer — Expiration Date; Extension; Amendment; Termination” for  more information.

Will the Company Have the Financial Resources to Repurchase the Notes?

Yes.  For a discussion of the sources and amount of funds that will be used to pay the Purchase Price to tendering Holders, see “Sources and Amounts of Funds.”

What Happens If I Do Not Tender My Notes?

Completion of the Merger will constitute a Change in Control.  As a result, the Company will be required to commence, within 30 days after completion of the Merger, a Change in Control Repurchase Offer to purchase all of the Notes at a cash price equal to 100% of the aggregate principal amount of the Notes to be purchased plus accrued and unpaid interest to, but not including, the Change in Control Repurchase Date, the same terms being offered pursuant to this Offer to Purchase.  The Change in Control Repurchase Date is required to occur no less than 45 days and no more than 60 days after the commencement of the Change in Control Repurchase Offer.

To the extent that all of the Notes are not tendered in response to the Offer, Gramercy has informed the Company that it intends to cause the Company to commence the Change in Control Repurchase Offer as soon as reasonably practicable following the Expiration Date.

As a result of the Change in Control anticipated to occur in connection with the closing of the Merger, Holders will have certain conversion rights with respect to the Notes from the date of the Merger is completed until the Change in Control Repurchase Date.  Each $1,000 principal amount of Notes will be convertible into the type and amount of Merger Consideration that a holder of 56.6572 Company Common Shares (based on the conversion rate currently in effect) would receive as if the Holder of such Notes had converted its Notes into Company Common Shares immediately prior to the effective time of the Merger.  As a result of an election previously made by the Company in accordance with the terms of the Indenture, only cash is payable with respect to the Company’s conversion obligations under the Indenture.  Accordingly, following the closing of the Merger, if a Holder elected to exercise its conversion rights under the Indenture, such Holder would receive, upon conversion of the Notes, the cash value of the Merger Consideration as of the closing date of the Merger and no shares of Gramercy common stock would be issued.  Because the final amount of the Merger Consideration will not be fixed until the closing of the Merger, the actual amount to be received by Holders that convert their Notes is not yet known.  Based upon the closing price of Gramercy common stock on November 2, 2007, the date of the Merger Agreement was executed, the cash amount to be paid to Holders that elect to exercise their conversion rights following the Merger would be $491.31 per $1,000 principal amount of Notes.  Based upon the closing price of Gramercy common stock on February 29, 2008, the last trading day prior to the commencement of the Offer, the cash amount to be paid to Holders that elected to exercise their conversion rights following the Merger would be $465.33 per $1,000 principal amount of Notes.

After we purchase Notes in the Offer, the trading market for the Notes may be significantly more limited, which will adversely affect the liquidity of the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer.

We have the right, at our option, to redeem the Notes at any time after July 20, 2009 for a redemption price in cash equal to 100% of the principal amount of Notes to be redeemed plus accrued and unpaid interest up to, but not including, the redemption date.  If all Notes are not tendered in response to the Offer and the Change in Control Repurchase Offer, Gramercy has advised the Company that Gramercy intends to cause the Company to exercise the Company’s right to redeem the remainder of the Notes as soon as reasonably practicable on or after July 20, 2009.

What are the General U.S. Federal Income Tax Consequences If I Tender My Notes?

For a discussion of certain U.S. federal income tax considerations of the Offer applicable to Holders, see “Certain U.S. Federal Income Tax Consequences.”

What is the Market Value of the Notes?

The Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association.  Accordingly, there is no practical way to determine the trading market value or trading history of the Notes.

Do Holders Have to Pay a Brokerage Commission for Tendering Notes?

No brokerage commissions are payable by Holders to the Company, the Trustee or the Depositary in connection with the tender of your Notes in the Offer.  Except as set forth in Instruction 8 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Notes pursuant to the Offer.

Where Can I Get More Information Regarding the Offer?

If you have any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal, please contact the Information Agent.  Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee through which they hold their Notes with questions and requests for assistance.

Is the Company Making Any Recommendation about the Offer?

None of the Company, the Depositary, the Information Agent or the Trustee makes any recommendation as to whether or not you should tender your Notes in response to the Offer.  Holders should determine whether or not to tender their Notes in response to the Offer based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

AVAILABLE INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  You may read and copy any document that we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov, and at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

We have filed the following documents with the SEC, and these documents are incorporated in this Offer to Purchase by reference:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on February 28, 2008;

•                  Current Reports on Form 8-K filed on February 14, 2008; and

•                  Definitive Proxy Statement with respect to the Merger on Schedule 14A filed on January 7, 2008 (our “Proxy”).

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Offer to Purchase and prior to the Expiration Date are incorporated by reference and will be a part of this Offer to Purchase from their respective filing dates.  Any statement contained in a document incorporated by reference in this Offer to Purchase or contained in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a subsequent statement contained herein or in any other subsequently filed document which also is incorporated by reference in this Offer to Purchase modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings at no cost, by writing or telephoning:

American Financial Realty Trust
610 Old York Road
Jenkintown, PA 19046
Attn: Director of Investor Relations
Telephone: (215) 887-2280

Pursuant to Rule 13e-4 under the Exchange Act we have filed with the SEC an Offer Statement on Schedule TO that contains additional information with respect to the Offers.

You should rely only on the information provided in this Offer to Purchase, the Schedule TO and in our filings under the Exchange Act incorporated herein by reference. We have not authorized anyone to provide you with different or additional information.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including information included or incorporated by reference in this Offer to Purchase, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  These forward-looking statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results and performance; statements about Gramercy’s and the Company’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “should,” “may” or words of similar meaning.  These forward-looking statements are based upon the current beliefs and expectations of Gramercy’s and the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of Gramercy and the Company.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•                  those discussed and identified in public filings with the SEC made by Gramercy and the Company;

•                  the timing of the completion of the Merger; and

•                  the Company and Gramercy each being able to maintain its qualification as a REIT.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Offer to Purchase or the date of any document incorporated by reference in this Offer to Purchase.  All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Offer to Purchase and attributable to Gramercy or the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  Except to the extent required by applicable law or regulation, Gramercy and the Company undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

THE COMPANY

American Financial Realty Trust is a self-administered, self-managed Maryland real estate investment trust, or REIT, with a primary focus on acquiring and operating properties leased to regulated financial institutions.

Our corporate offices are located at 610 Old York Road, Suite 300, Jenkintown, Pennsylvania and our telephone number is (215) 887-2280.  We maintain a website at www.afrt.com.

Additional information regarding the Company, its affiliates and its operations is included in the reports incorporated by reference in this Offer to Purchase.  See “Available Information and Documents Incorporated by Reference.”

PURPOSE OF THE OFFER

The purpose of the Offer is to acquire any and all of the outstanding Notes.  All Notes acquired in the Offer will be surrendered to the Trustee for cancellation.

THE MERGER

On November 2, 2007, we and First States Group, L.P., our operating partnership, entered into a Merger Agreement with Gramercy, GKK Capital LP, GKK Stars Acquisition LLC, GKK Stars Acquisition Corp. and GKK Stars Acquisition LP.  Pursuant to the Merger Agreement, GKK Stars Acquisition Corp. will merge with and into the Company, with the Company surviving as an indirect subsidiary of Gramercy.   Each Company Common Share issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive (i) $5.50 in cash and (ii) 0.12096 of a share of the common stock of Gramercy, par value $0.001 per share (“Gramercy Common Stock”), without interest and less any required withholding tax.  The cash consideration payable pursuant to the Merger to holders of Company Common Shares will be increased by (i) $0.2419 per share, which represents the $2.00 per share Gramercy common stock special dividend declared on November 28, 2007 and payable on January 15, 2008 to Gramercy common stockholders of record on December 31, 2007 multiplied by the fixed exchange ratio of 0.12096 and (ii) an additional value payment, if any, up to a maximum of $0.25 per share in cash, equal to 50% of the excess of the net proceeds of the sale of certain of the Company’s properties between November 2, 2007 and the closing of the Merger over specified target levels on an aggregate basis (collectively, the “Merger Consideration”).  The sale process which may result in the additional value payment described above is subject to a number of risks and uncertainties and the Company’s shareholders should not assume that any such payment will be made.  For additional information about the Merger, see “The Merger” in our Proxy.

THE COMPLETION OF THE OFFER IS NOT A CONDITION TO COMPLETION OF THE MERGER.

SOURCES AND AMOUNT OF FUNDS

The maximum amount of funds required by us to purchase the Notes pursuant to the Offer is approximately $454,160,000.  We intend to fund our purchase of the Notes hereunder, together with payment of the fees and expenses incurred in connection therewith, through funds to be received from Gramercy or its affiliates and from the proceeds of financing activities undertaken by Gramercy or its affiliates in connection with the completion of the Merger  (the “Gramercy Financing”).

Neither the Offer nor the Merger is conditioned upon Gramercy obtaining the Gramercy Financing.

CERTAIN CONSIDERATIONS

In deciding whether to participate in the Offer, each Holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the information below:

Limited Trading Market

The Notes are not listed on any national or regional securities exchange or reported on a national quotation system.  To the extent that Notes are traded, prices for the Notes may fluctuate greatly.  In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations.  Holders are urged to contact their brokers to obtain the best available information as to current prices.  To the extent that Notes are tendered and accepted in the Offer, the trading market for the Notes would become more limited.  Therefore, the market price for Notes not tendered or not purchased may be affected adversely to the extent that the tender of Notes in response to the Offer reduces the float.  The reduced float also may tend to make the trading price more volatile.  Holders of Notes not tendered or not purchased may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Offer.  The extent of the public market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of Notes after the Offer, the number of Holders of such Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Ranking of Notes

As our senior unsecured obligations, any Notes not tendered and purchased will continue to be effectively subordinated to all our existing and future secured indebtedness.  The Company and its subsidiaries will incur approximately $850,000,000 of new secured indebtedness in connection with the Gramercy Financing.  The Company and its subsidiaries may also incur or assume additional indebtedness in connection with the Merger.

Treatment of Notes Not Tendered in the Offer

Notes not tendered and purchased in the Offer will remain outstanding.  The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged.  No amendment to the Indenture is being sought in connection with this Offer.

Completion of the Merger will constitute a Change in Control.  As a result, the Company will be required, within 30 days after the completion of the Merger, to commence a Change in Control Repurchase Offer to purchase all of the Notes at a cash price equal to 100% of the aggregate principal amount of the Notes to be purchased plus accrued and unpaid interest to, but not including, the Change in Control Repurchase Date, the same terms being offered pursuant to this Offer to Purchase.  The Change in Control Repurchase Date is required to occur no less than 45 days and no more than 60 days after the commencement of the Change in Control Repurchase Offer.

To the extent that all of the Notes are not tendered in response to the Offer, Gramercy has advised the Company that it intends to cause the Company  to commence the Change in Control Repurchase Offer as soon as reasonably practicable following the Expiration Date.

As a result of the Change in Control anticipated to occur in connection with the closing of the Merger, Holders will have certain conversion rights with respect to the Notes from the date of the Merger is completed until the Change in Control Repurchase Date.  Each $1,000 principal amount of Notes will be convertible into the type and amount of Merger Consideration that a holder of 56.6572 Company Common Shares (based on the conversion rate currently in effect) would receive as if the Holder of such Notes had converted its Notes into Company Common Shares immediately prior to the effective time of the Merger.  As a result of an election previously made by the Company in accordance with the terms of the Indenture, only cash is payable with respect to the Company’s conversion obligations under the Indenture.  Accordingly, following the closing of the Merger, if a Holder elected to exercise its conversion rights under the Indenture, such Holder would receive, upon conversion of the Notes, the cash value of the Merger Consideration as of the closing date of the Merger and no shares of Gramercy common stock would be issued.  Because the final amount of the Merger Consideration will not be fixed until the closing of the Merger, the actual amount to be received by Holders that convert their Notes is not yet known.  Based upon the closing price of Gramercy common stock on November 2, 2007, the date of the Merger Agreement was executed, the cash amount to be paid to Holders that elect to exercise their conversion rights following the Merger would be $491.31 per $1,000 principal amount of Notes.  Based upon the closing price of Gramercy common stock on February 29, 2008, the last trading day prior to the commencement of the Offer, the cash amount to be paid to Holders that elected to exercise their conversion rights following the Merger would be $465.33 per $1,000 principal amount of Notes.

We have the right, at our option, to redeem the Notes at any time after July 20, 2009 for a redemption price in cash equal to 100% of the principal amount of Notes to be redeemed plus accrued and unpaid interest up to, but not including, the redemption date.  If all Notes are not tendered in response to the Offer and the Change in Control Repurchase Offer, Gramercy has advised the Company that Gramercy intends to cause the Company to exercise the Company’s right to redeem the remainder of the Notes as soon as reasonably practicable on or after July 20, 2009.

From time to time in the future we may acquire Notes that are not tendered in the Offer through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Offer, and could be for cash or other consideration.  Alternatively, we may, subject to certain conditions, redeem any and all of the Notes not purchased pursuant to the Offer at any time that we are permitted to do so under the Indenture.  There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we or any of our subsidiaries will choose to pursue in the future.

THE OFFER

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer, and you should also consult with your financial, tax and legal advisors, as appropriate.

Introduction

The Company hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the outstanding Notes that are validly tendered (and not validly withdrawn) to the Depositary on or before the Expiration Date for the consideration described below.  We will accept tenders of Notes in principal amounts of $1,000 or integral multiples thereof.

Tenders of Notes in response to the Offer may be validly withdrawn at any time before the Expiration Date by following the procedures set forth herein.  A Holder that validly withdraws previously tendered Notes will not receive the Purchase Price unless such Notes are validly re-tendered on or before the Expiration Date and accepted for payment in accordance with the terms and conditions of the Offer.

We have reserved the right to extend, amend or terminate the Offer.  See “— Expiration Date; Extension; Amendment; Termination.”

We do not make, and none of our affiliates make, any recommendation to any Holder as to whether to tender or refrain from tendering all or any portion of such Holder’s Notes.  You should determine whether or not to tender your Notes in response to the Offer based upon, among other things, your own assessment of the current market value of the Notes and your liquidity needs and investment objectives.  Holders must make their own decision whether to tender Notes.  Holders are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase.  Holders should consult their own financial, tax and legal advisors and must make their own decision as to whether to tender Notes and if so the amount of Notes to tender.

Purchase Price

The Purchase Price for each $1,000 principal amount of Notes accepted for payment pursuant to the Offer shall be $1,000.00, plus accrued and unpaid interest to, but not including, the Payment Date, payable in cash.

Payment for Notes validly tendered and accepted for payment will be made by the deposit, on or prior to 10:00 a.m., New York City time, on the Payment Date, of immediately available funds by us with the Depositary.  The Depositary will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to Holders.

Conditions of the Offer

Notwithstanding any other provisions of the Offer (or any extensions or amendments thereof) and in addition to (and not in limitation of) the Company’s right to extend or amend the Offer at any time in our sole discretion, we will not be required to accept or pay for any Notes tendered and may terminate the Offer at any time in our sole discretion and may, subject to Rule 13e-4(f)(5) under the Exchange Act, postpone the acceptance of Notes tendered in response to the Offer therefor or delay the payment for Notes of such series accepted for payment, if, immediately prior to the Expiration Date, any  of the following conditions shall not have been satisfied

•                  satisfaction of the Merger Condition, and

•                  satisfaction of the General Conditions.

All of the “General Conditions” will be deemed to be satisfied on the Expiration Date, unless any of the following occurs on or after the date of this Offer to Purchase and at or prior to the Expiration Date:

(a) There has been instituted or threatened or is pending any action or proceeding (or there shall have been any material adverse development in any action or proceeding currently pending or threatened) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, which, directly or indirectly, (A) challenges the making of the Offer, the acquisition of Notes pursuant to the Offer or otherwise relates in any manner to the Offer, (B) in the sole judgment of the Company, is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, its subsidiaries or its affiliates or (C) that would, or might, in the sole judgment of the Company, prohibit, prevent, restrict or delay consummation of the Offer;

(b) Any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction has been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer; or

(c) There has occurred (A) any general suspension of, or limitation on prices for, trading in the United States securities or financial markets, (B) any significant change in the price of the Notes which is adverse to the Company or any of its affiliates, (C) a material impairment in the trading market for debt securities, (D) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (E) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions, (F) there is (1) an outbreak or escalation of hostilities or acts of terrorism involving the United States or declaration of a national emergency or war by the United States or (2) any other calamity or crisis or any change in political, financial or economic conditions, if the effect of any event in (1) or (2), in the Company’s sole judgment, makes it impracticable or inadvisable to proceed with the Offer, or (G) a material acceleration or worsening of any of the foregoing existing on the date of this Offer to Purchase.

The “Merger Condition” shall mean the closing of the transactions contemplated by the Merger Agreement.

The Offer is not conditioned on the tender of a minimum amount of Notes or our ability to obtain financing to the purchase the Notes.

The foregoing conditions are for the sole benefit of the Company and may be waived with respect to the Offer at any time prior to the Expiration Date by the Company, in whole or in part, in its sole discretion.  Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Expiration Date; Extension; Amendment; Termination

The Offer will expire at 12:00 midnight, New York City time, on March 28, 2008, unless extended or earlier terminated by us.  If the Offer is extended, the term “Expiration Date” shall mean the time and date on which the Offer, as so extended, shall expire.  We expressly reserve the right to extend the Offer from time to time or for such period or periods as we may determine in our sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making a public announcement by press release at or before 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.  During any extension of the Offer, all Notes previously tendered and not accepted for purchase will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase by the Company.

To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, at any time to (i) waive any condition of the Offer, (ii) amend any of the terms of the Offer, or

(iii) modify the Purchase Price.  Any waiver or amendment to the Offer will apply to all Notes tendered in response to the Offer.  If we make a material change in the terms of the Offer or waive a material condition of the Offer, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and will disseminate additional Offer Documents and will extend the Offer to the extent required by law.

We expressly reserve the right, in our sole discretion, to terminate the Offer for any reason, including, without limitation, that the conditions of the Offer are not satisfied.  Any such termination will be followed promptly by public announcement thereof.  If we terminate the Offer, we shall give immediate notice thereof to the Depositary, and all Notes theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders thereof.  If the Offer is withdrawn or otherwise not completed, the Purchase Price will not be paid or become payable.  See “— Withdrawal of Tenders,” and “— Conditions of the Offer.”

Acceptance of Notes for Purchase; Payment for Notes

Upon the terms and subject to the conditions of the Offer, we will accept for purchase all Notes validly tendered in response to the Offer and not validly withdrawn.  We reserve the right to accept for purchase and pay for all Notes validly tendered on or before the Expiration Date and to keep the Offer open or extend the Expiration Date to a later date and time announced by us.  We will pay for all Notes accepted for purchase promptly after the date on which we accept all Notes properly tendered and not validly withdrawn.

We expressly reserve the right, in our sole discretion, to

•                                          delay acceptance for purchase of Notes tendered in response to the Offer or the payment for Notes accepted for purchase (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer), or

•                                          terminate the Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth under “— Conditions of the Offer” shall not have been satisfied or waived by the Company.

In all cases, payment for Notes accepted for purchase pursuant to the Offer will be made only after receipt by the Depositary of (i) certificates representing the Notes and a properly completed and duly executed Letter of Transmittal related thereto (or a facsimile thereof) and any other documents required to be delivered as specified in the Offer Documents or (ii) confirmation of book-entry transfer of Notes and satisfaction of DTC’s ATOP procedures.

For purposes of the Offer, we will be deemed to have accepted for purchase validly tendered Notes if, as and when we give oral (confirmed in writing) or written notice thereof to the Depositary.  Payment for Notes accepted for purchase in the Offer will be made by us by depositing such payment with the Depositary on or prior to 10:00 a.m., New York City time, on the Payment Date.  The Depositary will act as agent for the tendering Holders for the purpose of receiving the Purchase Price and transmitting the Purchase Price (and accrued and unpaid interest up to, but not including, the Payment Date) to such Holders.  Upon the terms and subject to the conditions of the Offer, delivery by the Depositary of the Purchase Price shall be made on the Payment Date for Notes that have been validly tendered and not validly withdrawn before the Expiration Date.

Tenders of Notes in response to the Offer will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof.

If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes in response to the Offer is delayed or we are unable to accept for purchase, or to pay for, validly tendered Notes in response to the Offer, then the Depositary may, nevertheless, on our behalf, retain tendered Notes, without prejudice to our rights set forth under “— Expiration Date; Extension; Amendment; Termination;” “— Conditions of the Offer;” and “— Withdrawal of Tenders” (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer).

If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Notes than those which are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the tendering Holder, unless otherwise requested by such Holder in the box labeled “Special Issuance/Delivery Instructions” in the Letter of Transmittal (or, in the case of any Notes tendered by book-entry transfer into the Depositary’s account at the DTC (as defined below) pursuant to the procedures set forth under the caption “— Procedures for Tendering Notes — Book-Entry Transfer,” such Notes will be credited to the account maintained at DTC from which such Notes were delivered), promptly following the Expiration Date or the termination of the Offer.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Notes tendered in response to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for their Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Offer.

Holders whose Notes are tendered and accepted for purchase pursuant to the Offer will be entitled to accrued and unpaid interest on their Notes up to, but not including, the Payment Date.  Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

Tendering Holders of Notes purchased in the Offer will not be obligated to pay brokerage commissions, fees or transfer taxes with respect to the purchase of their Notes unless the box labeled “Special Issuance/Delivery Instructions” or the box labeled “Special Payment Instructions” on the Letter of Transmittal has been completed, as described in the Instructions thereto.  The Company will pay all other charges and expenses in connection with the Offer.  See “Depositary.”

Procedures for Tendering Notes

There are three ways to tender your Notes, depending on the manner in which you hold your Notes:

•                                          If your Notes are held of record by DTC, you must arrange for a direct participant in DTC to tender them through DTC’s ATOP.

•                                          If your Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Notes are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Notes.

•                                          If your Notes are registered in your name and held in physical form, you should

•                            Complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal,

•                            Mail or deliver the Letter of Transmittal and any other required documents to the Depositary, and

•                            Deliver the certificates for the tendered Notes to the Depositary.

A Holder with Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact and instruct that broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender those Notes.  To be valid, tenders must be received by the Depositary on or before the Expiration Date.

Valid Tender.  For a Holder to validly tender Notes in response to the Offer, (i) with respect to Notes registered in the name of a Holder, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee and any other required documents or (ii) with respect to Notes held through DTC, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date.  In addition, on or before the Expiration Date, either

•                                          with respect to Notes registered in the name of a Holder, certificates for tendered Notes must be received by the Depositary at such address, or

•                                          with respect to Notes held through DTC, such Notes must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message.

The term “Agent’s Message” means a message transmitted by DTC, received by the Depositary and forming part of the Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the DTC participant tendering Notes that are the subject of such Book-Entry Confirmation that such DTC participant has received and agrees to be bound by the terms of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal and that the Company may enforce such agreement against such participant. Holders desiring to tender their Notes before the Expiration Date through ATOP should note that such Holders must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC before such date.

If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the registered Holder, the Notes must be endorsed or accompanied by appropriate instruments of transfer entitling the signer of the Letter of Transmittal to tender the Notes on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Notes, with the signatures on the certificates or instruments of transfer guaranteed as described below.

The method of delivery of Notes, the Letter of Transmittal and all other required documents to the Depositary is at the election and risk of the Holder tendering Notes.  Delivery of such documents will be deemed made only when actually received by the Depositary.  If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date, to permit delivery to the Depositary before the Expiration Date.

Alternative, conditional or contingent tenders of Notes will not be accepted.

Signature Guarantees.  Signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Securities Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States) (an “Eligible Institution”), unless the tendered Notes are tendered:

•                                          by the registered Holder of such Notes, or by a participant in DTC whose name appears on a security position listing as the owner of such Notes, and neither the box labeled “Special Payment Instructions” nor the box labeled “Special Issuance/ Delivery Instructions” on the Letter of Transmittal has been completed, or

•                                          such Notes are tendered for the account of an Eligible Institution.

No Guaranteed Delivery.  There are no guaranteed delivery procedures provided for by us in conjunction with the Offer under the terms of this Offer to Purchase or any other of the related materials.  Holders of Notes must timely tender their Notes in accordance with the procedures set forth herein.  Tenders of Notes by guaranteed delivery will not be accepted and no Purchase Price will be delivered in exchange for such Notes.

Book-Entry Transfer.  Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Offer.  Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with the DTC’s procedures for such transfer.  The confirmation of a book-entry transfer of Notes into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”  Although delivery of Notes may be effected through book-entry at DTC, an Agent’s Message in lieu of the Letter of Transmittal must be transmitted to and received by the Depositary on or before the Expiration date at the address set forth on the back cover of this Offer to Purchase.  Accordingly, the Letter of Transmittal does not need to be completed by Holders tendering through DTC.  Delivery of documents to DTC does not constitute delivery to the Depositary.

Other Matters.  Notwithstanding any other provision hereof, payment for Notes accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for, or a timely Book-Entry Confirmation with respect to, such Notes or (ii) a properly completed and validly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message. Under no circumstances will interest be paid on the Purchase Price, regardless of any delay in making such payments.

Tenders of Notes pursuant to any of the procedures described above, and acceptance thereof by the Company for purchase, will constitute a binding agreement between the Company and the tendering Holder of such Notes, upon the terms and subject to the conditions of the Offer.

By tendering Notes, whether by executing the Letter of Transmittal as set forth above or through book-entry transfer, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (i) represents and warrants that (a) such Holder has the full power and authority to tender, sell, assign and transfer the tendered Notes and (b) when the Notes are accepted for payment by us, we will acquire good and unencumbered title to such Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights,

(ii) irrevocably sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Notes tendered thereby, (iii) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes), (iv) releases and discharges us from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Notes and (v) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over or liability for, funds from us, except as agent for the tendering Holders, for the Purchase Price, and accrued interest for any tendered Notes that are purchased by us).

All questions as to the form of all documents and the validity (including time of receipt), acceptance for payment or withdrawal of tendered Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding.  Alternative, conditional or contingent tenders of Notes will not be considered valid.  The Company reserves the absolute right, in its sole discretion, to reject any or all tenders of Notes that are not in proper form or the acceptance of which, in the Company’s opinion, would be unlawful.  The Company also reserves the right to waive any defects or irregularities of tender as to particular Notes, whether or not similar defects or irregularities are waived in the case of other Notes.

The Company’s interpretation of the terms and conditions of the Offer (including the instructions in the Letter of Transmittal) will be final and binding.

Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company.  Tenders of Notes shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured.  None of the Company, the Depositary, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes or will incur any liability to Holders for failure to give any such notice.

Withdrawal of Tenders

When Notes may be Withdrawn.  You may withdraw your tendered Notes at any time on or before the Expiration Date.  You may also withdraw your Notes if we have not accepted them for payment by April 28, 2008.  A withdrawal of previously tendered Notes may not be rescinded.  Any Notes properly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Notes are properly re-tendered.

Holders who have withdrawn their previously tendered Notes may re-tender Notes at any time on or before the Expiration Date, by following one of the procedures set forth in “— Procedures for Tendering Notes.”  In the event of a termination of the Offer, the Notes tendered in response to the Offer will be promptly returned to the tendering Holder without any payment being delivered in exchange therefor.

Procedure for Withdrawing Notes.  For a withdrawal of Notes to be effective, a written or facsimile transmission notice of withdrawal or a properly transmitted “Request Message” through ATOP must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase.  The withdrawal notice must:

•                                          specify the name of the person who tendered the Notes to be withdrawn,

•                                          contain a description of the Notes to be withdrawn,

•                                          specify the certificate numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes, and

•                                          be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal including any required signature guarantees (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message).

Alternatively, the withdrawal notice must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.  In addition, any such notice of withdrawal must specify, in the case of Notes tendered by delivery of certificates for such Notes, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Notes.  The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for the account of an Eligible Institution.  If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected.  Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.  Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Notes in the Offer, such Holder may exchange its Notes only if such Holder withdraws its Notes prior to the time such Holder’s right to withdraw has expired.

Form and Validity.  All questions as to the form and validity, including time of receipt, of notices of withdrawal of tenders will be determined by us, in our sole discretion, which determination will be final and binding.  None of us, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notices of withdrawal or Request Message or be subject to any liability for failure to give any such notification.

DESCRIPTION OF NOTES

The following description of the Notes is qualified by a more complete description contained in the Indenture, copies of which are available, without charge, from the Information Agent.  You may also obtain copies, without charge, from the SEC as described under the heading “Available Information and Documents Incorporated by Reference.”

The Notes were issued pursuant to the Indenture.  The Notes are senior unsecured obligations of the Company, mature on July 9, 2024 and bear interest at a rate of 4.375% per annum.

The Company cannot redeem the convertible notes before July 20, 2009.  All or a portion of the notes can be redeemed by the Company at any time after July 20, 2009 at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest through the date of redemption.  Holders may require the Company to repurchase all or a portion of their respective notes on July 15, 2009, 2014 and 2019 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash.  If all Notes are not tendered in response to the Offer and the Change in Control Repurchase Offer, Gramercy has advised the Company that Gramercy intends to cause the Company to exercise the Company’s right to redeem the remainder of the Notes as soon as reasonably practicable on or after July 20, 2009.

Within 30 days after the completion of the Merger, which will constitute a Change in Control, the Company will be required to offer to purchase any or all of the outstanding Notes at a price equal to the principal amount of the Notes plus accrued and unpaid interest up to but not including the date of purchase, the same terms being offered pursuant to this Offer to Purchase.  In addition, upon completion of the Merger, Holders will have certain conversion rights with respect to the Notes.  See “Certain Considerations.”

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax consequences of the receipt of the Purchase Price pursuant to the Offer that may be relevant to a Holder of Notes.  As used in this section, the term “Holder” means a U.S. Holder or a Non-U.S. Holder (each as defined below).  This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  This discussion assumes that the Notes are held as “capital assets” within the meaning of Section 1221 of the Code. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular Holders in light of their individual circumstances or to Holders that are subject to special treatment under U.S. federal income tax laws (including, for example, banks and other financial institutions, partnerships or other pass-through entities, insurance companies, dealers in securities or foreign currency, traders that have elected mark-to-market accounting, tax-exempt organizations, certain former citizens or former long-term residents of the United States, persons liable for the alternative minimum tax, persons that hold the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “constructive sale,” “synthetic security,” or other integrated investment, or U.S. Holders that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ significantly from those summarized below.  In addition, this summary does not discuss any foreign, state, or local tax considerations, or any U.S. tax considerations other than U.S. federal income tax considerations.

 We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.  Accordingly, each Holder should consult its own tax advisor with regard to the Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States,

•                  a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia,

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•                  a trust that (a) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Special rules, not discussed in this Offer to Purchase, may apply to persons holding Notes through entities or arrangements treated as partnerships for U.S. federal income tax persons, and those persons should consult their own tax advisors.

U.S. Federal Income Tax Considerations for Tendering U.S. Holders

Tax Treatment of Interest and Gain.  Subject to the discussion below of the market discount rules, a U.S. Holder selling Notes pursuant to the Offer generally will recognize capital gain or loss in an amount equal to the difference, if any, between the cash received (other than amounts attributable to accrued but unpaid interest, which will be taxed as ordinary income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the Notes sold.  A U.S.  Holder’s adjusted tax basis in the Notes generally will equal the cost of the Notes to the U.S. Holder, increased by the amount of any original issue discount or market discount previously taken into income by the U.S. Holder, and reduced (but not below zero) by the amount of any amortizable bond premium previously amortized by the U.S. Holder with respect to the Notes.  This gain or loss will be long term capital gain or loss if, on the date of the sale, a U.S. Holder’s holding period for the Notes exceeds one year. Non-corporate taxpayers are generally eligible for reduced rates of federal income taxation on long-term capital gains.  The deductibility of capital losses is subject to certain limitations.

Under the market discount rules of the Code, a U.S. Holder (other than a U.S. Holder who has made the election described below) who purchased a Note with “market discount” will be required to treat any gain recognized on the sale of such Note as ordinary income to the extent of the market discount that accrued during its holding period of that Note.  Any gain in excess of the accrued market discount generally will be treated as capital gain under the rules described above. Market discount is generally defined as the excess of the Note’s stated principal amount (or revised issue price in the case of instruments issued with original issue discount) over the U.S. Holder’s purchase price for the Note, unless that excess is less than a statutory de minimis amount. A U.S. Holder who has elected under applicable Code provisions to include market discount in income currently as it accrues will not be required to treat any gain recognized as ordinary income under these rules. U.S. Holders should consult their tax advisors as to the portion of any gain that could be taxable as ordinary income under these provisions.

Backup Withholding and Information Reporting.  A U.S. Holder who tenders its Notes will be subject to applicable information reporting requirements and may be subject to backup withholding at the then applicable rate (currently, 28%) on the Purchase Price for the Notes (including accrued interest) received pursuant to the Offer unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact to the satisfaction of the Depositary, or (ii) provides such Holder’s correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations for Tendering Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the proceeds from the Offer, except as described below.

Tax Treatment of Gain.  A Non-U.S. Holder that sells a Note pursuant to the Offer generally will not be subject to U.S. federal income tax on any gain recognized unless (i) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, (ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an income tax treaty, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), or (iii) the Notes constitute “U.S. real property interests” within the meaning of the Code.

If the first exception described in the preceding paragraph applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless reduced or eliminated by an applicable income tax treaty) on the Non-U.S. Holder’s net capital gains allocable to U.S. sources.

Gain (or accrued interest) on the Notes that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if an income tax treaty applies, is also attributable to a U.S. permanent establishment of the Non-U.S. Holder) generally will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a 30% branch profits tax or such lower rate as may be specified by an applicable income tax treaty).

If the Notes constitute a U.S. real property interest, a non-U.S. Holder will be subject to U.S. federal income tax on the gain in the same manner as described in the preceding paragraph with respect to gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States.  In addition, we will be required to withhold applicable U.S. federal withholding tax.  The Notes will not constitute a U.S. real property interest if we are a “domestically controlled qualified investment entity” at the closing of the Offer.  Assuming we qualify as a REIT, we would be a “domestically controlled qualified investment entity” at the closing of the Offer if Non-U.S. Holders held less than 50% of the value of our outstanding equity interests at all times during the lesser of (x) the 5-year period ending with the closing of the Offer and (y) the period during which we have been in existence.  No assurances can be given that we are or will continue to be  a “domestically-controlled qualified investment entity.”

Accrued Interest.  Subject to the discussion under “—Backup Withholding and Information Reporting” below, amounts paid pursuant to the Offer that are allocable to accrued but unpaid interest on the Notes will not be subject to U.S. federal income tax or withholding thereof provided that:

•  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that is entitled to vote;

•  the Non-U.S. Holder is not (A) a controlled foreign corporation related to us through stock ownership, or (B) a bank described in Section 881(c)(3)(A) of the Code;

•  such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States; and

•  either: (A) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or a suitable substitute form that it is not a “United States person,” as defined in the Code, and provides its name and address; or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds Notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that such a statement has been received from the Non-U.S. Holder (or an intermediate organization, bank or institution) and furnishes a copy thereof to the Depositary.

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the Notes would be subject to a reduced rate of or exemption from the 30% withholding tax, provided a properly executed IRS Form W-8BEN is furnished to the Depositary.

Information Reporting and Backup Withholding.  A Non-U.S. Holder whose Notes are tendered and accepted for payment may be subject to the information reporting and backup withholding unless the Non-U.S. Holder certifies as to its exempt status by providing a properly executed IRS Form W-8BEN (or an appropriate substitute form) or otherwise establishes an exemption.  Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and, if withholding results in an overpayment of tax, may entitle such Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.  Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding.

Tax Considerations for Non-Tendering Holders

A Holder who does not tender its Notes pursuant to the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Offer.

MARKET AND TRADING INFORMATION

The Notes are not listed on any national or regional securities exchange or reported on any national quotation system.  To the extent the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volumes and the balance between buy and sell orders.  Quotations for securities that are not widely traded, such as the Notes, may differ from the actual trading prices and should be viewed as approximations.  Holders are urged to contact their brokers to obtain the best available information as to current market prices.

DEPOSITARY

Deutsche Bank Trust Company Americas has been appointed the Depositary for the Offer.  All deliveries and correspondence sent to the Depositary should be directed to the address set forth on the back cover of this Offer to Purchase.  We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith.  We have also agreed to indemnify the Depositary for certain liabilities.  Deutsche Bank Trust Company Americas, as Depositary for the Offer and as Trustee under the Indenture, makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this Offer to Purchase, except for such information that specifically pertains to Deutsche Bank Trust Company Americas itself.

In connection with the Offer, we and our affiliates may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods.  We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes.  We will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Notes in response to the Offer.

INFORMATION AGENT

Global Bondholder Services Corporation has been appointed as Information Agent for the Offer.  We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith.  We have also agreed to indemnify the Information Agent for certain liabilities.  Requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address or telephone numbers set forth on the back cover page of this Offer to Purchase.  Holders of Notes may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Offer is not permitted by applicable law.  If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort to comply with applicable law.  If, after a good faith effort, we cannot comply with any applicable law, then the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) Holders residing in that jurisdiction.

AMERICAN FINANCIAL REALTY TRUST

The Depositary for the Offer is:

Deutsche Bank Trust Company Americas

By Mail or Hand:	By Facsimile (Eligible Institutions Only):	By Overnight Courier:

DB Services Tennessee, Inc. Reorganization Unit P.O. Box 305050 Nashville, TN37230	(615) 835-3701	DB Services Tennessee, Inc. Trust and Securities Services Reorganization Unit 648 Grassmere Park Road Nashville, TN 37211

For information or to
confirm receipt of facsimile:
(800) 735-7777
(Customer Service)

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway – Suite 723

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll free (866) 540-1500